Exhibit 10(g)
MSA SAFETY, INC.
EXECUTIVE INCENTIVE PLAN

1. Purposes.

The objectives of the MSA Safety, Inc. Executive Incentive Plan are to attract and retain highly-qualified executives by providing appropriate performance‑based short‑term incentive awards, to provide a strong financial incentive each year for the excellent performance of each participating executive by making a significant percentage of the executive’s total cash compensation dependent upon the level of corporate and individual performance attained for the year, and, by accomplishing those objectives, to increase shareholder value.

2. Definitions in Last Section.

For purposes of the Plan, capitalized terms, unless defined where the respective term first appears in the Plan, shall have the meanings given in the last Section hereof.

3. Eligibility.

With respect to any Plan Year, all Company executives in the Executive salary ranges and any other employee designated by the Chief Executive Officer of the Company on or before June 30 of a Plan Year are eligible to participate in the Plan.

4. Bonuses.

(a) Participant’s Bonus Target. The Bonus target is based upon salary at the end of the Plan Year, multiplied by the Participant’s Bonus target percentage. Bonus target percentages for the Executive Leadership Team (“ELT”) applicable to a specified Plan Year are included in Appendix A, unless modified as provided below. If there are no Bonus target percentage or position-related salary changes during the year, the Participant’s Bonus target shall be the dollar amount resulting from multiplying the Participant’s salary at the end of the Plan Year by the Bonus target percentage determined. After an ELT Participant’s Bonus target has been established for a particular Plan Year, it cannot be changed, except that, in the sole discretion of the Committee or its delegate an ELT Participant’s Bonus target can be adjusted if the Participant’s position is changed during such Plan Year and/or a Compensation Committee approved adjustment throughout the year. Non-ELT Participants Bonus targets may change throughout the Plan Year, subject to normal salary and compensation adjustment procedures and approvals. Changes to salary levels and/or Bonus targets for any Participant will result in a prorated Bonus calculation, taking into account the portion of the Plan Year spent at each salary and Bonus target combination.

(b) Performance Measures and Performance Goals. For each Plan Year, objective measures of performance will be identified to determine whether a Bonus target is earned in whole or in part. Performance measures may be based on consolidated net income, pre-tax income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (“EBITDA”), income from continuing operations, income before extraordinary items, income from continuing operations before extraordinary items, earnings per share, earnings per share growth, return on equity, return on invested capital, return on net assets, revenue, revenue growth, gross margin, operating margin, net margin, cash flow, free cash flow, operating cash flow, working capital, stock price, total shareholder return or other measure adopted by the Committee or its delegate. Other non‑financial measures may be used such as safety, product launch timeliness, customer satisfaction, customer service and efficiency, workforce measures such as productivity, diversity, or turnover. Performance criteria based on such performance measures may be expressed in either, or a combination of, absolute or relative values or rates of change. Performance goals (“Performance Goals”) based on such performance measures may be based either on the performance of the Company, a subsidiary or subsidiaries, affiliate, department, or business unit, or upon a comparison of such performance with the performance of a peer group of companies, prior performance periods or other measure selected or defined by the Committee.

The Committee or its delegate shall establish goals for each performance measure, and the relative weighting for each performance measure, by position of the Participant, as applicable, in the first quarter of the Plan Year for which the awards may be made. A description of the goals and the performance measure weighting applicable to a specific Plan Year shall be listed in Appendix B and shall be reviewed and approved by the Committee at the beginning of the year and communicated to Participants.

(c) Calculation of Bonus Earned by a Participant. The Committee shall determine the amount of an earned award by measuring performance against the goals for each performance measure independently and then taking the sum of the earned amounts for each performance measure and comparing it to the target performance. Specifically, each performance measure shall be assigned a percentage of the total target award based on its relative weighting among the performance measures.

The threshold and maximum payment levels will be established each year by the Committee and shown on Appendix B of the Plan. The threshold and maximum shall apply individually to each metric. If the performance of an individual metric falls below the threshold, no bonus will be payable for that individual metric. Each metric will be individually compared to the target and if the performance is above target, the bonus will be calculated for each individual metric based on the assigned weighted percent of the total Bonus target. Fifty percent of the Bonus target will be payable at the threshold and 150% of the Bonus target will be payable at the maximum payment level for each individual metric. Payment for performance between threshold and maximum will be calculated with straight-line interpolation between such percentages for performance that is in between threshold and maximum. The Bonus paid to any Participant with respect to any Plan Year shall not exceed 150% of the Participant’s Bonus target (excluding any applicable Enhanced Bonus provided in Appendix C) with respect to the Plan Year.

Modifiers may be identified by the Committee or by the Chief Executive Officer and approved by the Committee. Any such modifier, including the “Enhanced Bonus Program” shall be subject to approval by the Committee on an annual basis and, as applicable to a specific Plan Year, be included as Appendix C of the Plan. In no case can the maximum bonus paid to any individual exceed 200% of the original Bonus target.

(d) Committee Review and Adjustment of Calculation. The Committee shall review the Bonuses calculated pursuant to Sections 4(c) and 4(e) hereof with respect to each Plan Year and, subject to Section 4(e) and the last sentence of Section 4(c) hereof, the Committee may, in its sole discretion, adjust (including increasing, reducing, or eliminating) the amount of any Bonus before making a recommendation to the Board regarding the Bonuses (if any) to be paid with respect to the Plan Year.

(e) Employment Requirement for Bonus Payment and Exceptions Thereto.

(i) Except as provided in Sections 4(e)(ii) and 4(e)(iii) hereof, and subject to Section 4(g), payment of a Bonus to a particular Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 4 have been met with respect to the Plan Year and only if the Participant is continuously employed by the Company or one of its Subsidiaries for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year).

(ii) If, under circumstances described in this Section 4(e)(ii), a Participant has been employed by the Company (or one of its Subsidiaries) for only part of a Plan Year, a pro-rata Bonus shall be paid to the Participant. The pro-rata Bonus shall be calculated by multiplying the Bonus which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the number of Participant’s days of such employment during the Plan Year (except as provided in Section 4(e)(ii)(E) and (F) hereof) and the denominator of which shall be 365. The circumstances under which such a pro-rata Bonus shall become payable with respect to a Plan Year are the following:

(A) the Participant’s employment has terminated during the Plan Year under circumstances which qualify the Participant for retirement (including early retirement) under the MSA Pension Plan (or any successor plan thereto);

(B) the Participant has died during the Plan Year during employment with the Company (or one of its Subsidiaries);

(C) the Participant was newly hired by the Company or one of its Subsidiaries during the Plan Year and remained so employed on the last day of the Plan Year;

(D) the individual (not initially a Participant) was already employed by the Company or one of its Subsidiaries on the first day of the Plan Year, but became a Participant later in the Plan Year in connection with a promotion (either by designation by the Chief Executive Officer or by promotion to a position as Executive);

(E) the individual was eligible for the Plan at the beginning of the Plan Year, but during the Plan Year was transferred to an ineligible class of employees in connection with a demotion or transfer to a new role; in that event the numerator of the fraction used to calculate the pro-rata Bonus shall be the number of days of the Plan Year during which the Participant was eligible for the Plan and actively at work as is determined by the Committee in its sole discretion; and

(F) the Participant was disabled (within the meaning of the Company’s long-term disability plan) during part of the Plan Year; in that event the numerator of the fraction used to calculate the pro-rata Bonus shall be the number days of the Plan Year for which the Participant was not approved for and entitled to receive benefits under the Company’s long-term disability plan.

(iii) Any Bonuses determined pursuant to this Section 4(e) shall be payable at the time and in the manner specified in Section 4(f).

(f) Time of Payment; Termination for Cause. As soon as practicable after the Plan Year, the following shall be accomplished: (i) the calculation of the Bonuses with respect to a Plan Year pursuant to Sections 4(c) and 4(e) hereof, (ii) the Committee’s review of, and recommendation to the Board with respect to, such Bonuses pursuant to Sections 4(d) hereof, and (iii) the action of the Board making a final determination (subject to Section 4(e) and the last sentence of Section 4(c) hereof) as to what Bonuses (if any) shall be paid with respect to the Plan Year. Except as provided in Section 4(g) hereof, all Bonuses to which Participants become entitled with respect to a Plan Year shall be paid in lump sum cash payments as soon as practicable after such Board determination, but not later than the March 15th immediately following the Plan Year; provided, however, in the event such amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment shall be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant’s Bonus with respect to a Plan Year, no Bonus shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant’s employment has been made for cause.

(g) Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur following a Plan Year as to which the actual Bonuses to be paid have been determined (but such Bonuses have not yet been paid), such Bonuses shall be paid immediately in cash, (ii) if a Change in Control shall occur following a Plan Year as to which the actual Bonuses to be paid have not yet been determined, such Bonuses shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which Bonus targets have been established (but the actual Bonuses to be paid have not yet been determined), such Plan Year shall be deemed to have been completed, the target levels of performance set forth under the respective Performance Goals shall be deemed to have been attained, and a pro rata portion of the Bonus so determined for each Participant for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid at the time specified in Section 4(f) in cash to each Participant for whom a Bonus target for such Plan Year was established.

5. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall consist of two or more persons. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations, and interpretations of the Committee (except those which are specifically stated herein to be subject to Board action) shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus hereunder.

6. General Provisions.

(a) No Right To Continued Employment. Nothing in the Plan or in any Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(b) Cancellation and Recoupment of Awards. Bonuses and any payments therefor are subject to the Company’s Recoupment Policy, as it may be amended from time to time. Bonuses may be cancelled without payment and/or a demand for repayment of any gains realized from Bonuses may be made upon a Participant pursuant to the Company’s Recoupment Policy on the basis of any circumstances described therein.

(c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments under the Plan any taxes required to be withheld by federal, state, or local governments.

(d) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules, and regulations. Notwithstanding the foregoing, no amendment, suspension, or termination of the Plan shall affect adversely any of the rights of any Participant, without such Participant’s written consent, with respect to any Bonus target theretofore established with respect to the Participant (or any Bonus to which the Participant has become entitled) under the Plan.

(e) Participant Rights. No Participant in the Plan for a particular Plan Year shall have any claim to be granted any Bonus target under the Plan for any subsequent Plan Year, and there is no obligation for uniformity of treatment for Participants.

(f) Unfunded Status of Bonuses. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to a Bonus, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h) Effective Date. This Plan shall be effective as of January 1, 2023 for non-ELT Participants and January 1, 2024 for ELT Participants (in either case, the “effective date”), and be applicable to that Plan Year and subsequent Plan Years, unless and until otherwise amended or terminated.

7. Definitions.

The following terms, as used herein, shall have the following meanings:

(a)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)    “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Bonus” shall mean any annual incentive to which a Participant becomes entitled pursuant to the Plan; the establishment of a “Bonus target” with respect to a Participant pursuant to Section 4(a) hereof does not, by itself, entitle the Participant to payment of any Bonus hereunder; a Bonus must be earned and become payable pursuant to other provisions hereof.

(e)    “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two‑thirds (⅔) of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least fifty-one percent (51%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-one percent (51%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f)    “Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections from time to time.

(h)    “Committee” shall mean the Compensation Committee of the Board.

(i)    “Company” shall mean MSA Safety, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, or (except as used in the definitions of Change in Control and Person in this Section 7) any successor corporation. The definition of “Company” shall include all subsidiaries of MSA Safety, Inc.

(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(k)    “Participant” shall mean an executive or other employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Section 3hereof and for whom a Bonus target is established with respect to the relevant Plan Year.

(l)    “Performance Goal” shall have the meaning given such term in Section 4(b) hereof.

(m)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which as of the effective date of the Plan is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

(n)    “Plan” shall mean MSA Safety, Inc. Executive Incentive Plan, as amended from time to time.

(o)    “Plan Year” shall mean the Company’s fiscal year.

(p)    “Subsidiary” shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its employees participate in the Plan.